Exhibit 99.1

NEWS RELEASE

CPS ANNOUNCES THIRD QUARTER 2021 EARNINGS

▪	Pretax income of $19.5 million, a 232% increase over the prior year period
▪	Net income of $13.7 million, or $0.52 per diluted share
▪	New contract purchases of $327 million, a 14% increase over the second quarter of 2021

LAS VEGAS, NV, October 27, 2021 (GlobeNewswire) -- Consumer Portfolio Services, Inc. (Nasdaq: CPSS) (“CPS” or the “Company”) today announced earnings of $13.7 million, or $0.52 per diluted share, for its third quarter ended September 30, 2021. This compares to net income of $3.8 million, or $0.16 per diluted share, in the third quarter of 2020.

Revenues for the third quarter of 2021 were $68.6 million, compared to $70.7 million for the third quarter of 2020. Total operating expenses for the third quarter of 2021 were $49.0 million compared to $64.8 million for the 2020 period for a decrease of $15.8 million, or 24.3%. Pretax income for the third quarter of 2021 was $19.5 million compared to pretax income of $5.9 million in the third quarter of 2020, an increase of $13.7 million.

For the nine months ended September 30, 2021 total revenues were $198.4 million compared to $208.7 million for the nine months ended September 30, 2020, a decrease of approximately $10.3 million, or 4.9%. Total expenses for the nine months ended September 30, 2021 were $157.1 million, a decrease of $38.0 million, or 19.5%, compared to $195.1 million for the nine months ended September 30, 2020. Pretax income for the nine months ended September 30, 2021 was $41.4 million, compared to $13.6 million for the nine months ended September 30, 2020, an increase of $27.7 million. Net income for the nine months ended September 30, 2021 was $28.6 million compared to $17.5 million for the nine months ended September 30, 2020. Results for the nine months ended September 30, 2020 include a net tax benefit of $8.8 million related to the revaluation of the Company’s net operating losses and other tax adjustments. Without this tax benefit, net income and net income per diluted share for the nine months ended September 30, 2020 would have been $8.7 million and $0.37 per share, respectively.

During the third quarter of 2021, CPS purchased $326.8 million of new contracts compared to $286.0 million during the second quarter of 2021 and $174.0 million during the third quarter of 2020. The Company's receivables totaled $2.161 billion as of September 30, 2021, an increase from $2.116 billion as of June 30, 2021 and a decrease from $2.250 billion as of September 30, 2020.

Annualized net charge-offs for the third quarter of 2021 were 2.82% of the average portfolio as compared to 6.39% for the third quarter of 2020. Delinquencies greater than 30 days (including repossession inventory) were 9.44% of the total portfolio as of September 30, 2021, as compared to 10.29% as of September 30, 2020.

On October 20, 2021, the Company purchased 1,999,995 shares of its stock for a purchase price of $12.5 million. The shares were acquired by the seller in 2018 upon the exercise of a warrant that the Company issued to its lender upon the 2008 amendment and partial repayment of outstanding debt under a residual interest financing. The shares purchased, which represent approximately 8.7% of the common shares outstanding prior to the transaction, have been cancelled and retired.

“We are pleased with our results for the third quarter,” said Charles E. Bradley, President and Chief Executive Officer. “We originated $327 million of new receivables in the quarter, our second highest total ever. Investments in our servicing platform have led to some of the best credit performance metrics in our history. In addition, after the quarter ended, we made a significant commitment to our shareholders by repurchasing approximately two million shares of our stock.”

1

Conference Call

CPS announced that it will hold a conference call on Thursday, October 28, at 1:00 p.m. ET to discuss its quarterly operating results. Those wishing to participate by telephone may dial-in at 877 312-5502 or 253 237-1131 approximately 10 minutes prior to the scheduled time. The conference identification number is 9262788.

A replay of the conference call will be available between October 28th and November 4th, beginning two hours after conclusion of the call, by dialing 855 859-2056 or 404 537-3406 for international participants, with conference identification number 9262788. A broadcast of the conference call will also be available live and for 90 days after the call via the Company’s web site at www.consumerportfolio.com.

About Consumer Portfolio Services, Inc.

Consumer Portfolio Services, Inc. is an independent specialty finance company that provides indirect automobile financing to individuals with past credit problems, low incomes or limited credit histories. We purchase retail installment sales contracts primarily from franchised automobile dealerships secured by late model used vehicles and, to a lesser extent, new vehicles. We fund these contract purchases on a long-term basis primarily through the securitization markets and service the contracts over their lives.

Forward-looking statements in this news release include the Company's recorded figures representing allowances for remaining expected lifetime credit losses, its pandemic-related markdown of carrying value for the portion of its portfolio accounted for at fair value, its pandemic-related charge to the provision for credit losses for the its legacy portfolio, its estimates of fair value (most significantly for its receivables accounted for at fair value), its provision for credit losses, its entries offsetting the preceding, and figures derived from any of the preceding.  In each case, such figures are forward-looking statements because they are dependent on the Company’s estimates of losses to be incurred in the future. The accuracy of such estimates may be adversely affected by various factors, which include (in addition to risks relating to the COVID-19 pandemic and to the economy generally) the following: possible increased delinquencies; repossessions and losses on retail installment contracts; incorrect prepayment speed and/or discount rate assumptions; possible unavailability of qualified personnel, which could adversely affect the Company’s ability to service its portfolio; possible increases in the rate of consumer bankruptcy filings, which could adversely affect the Company’s rights to collect payments from its portfolio; other changes in government regulations affecting consumer credit; possible declines in the market price for used vehicles, which could adversely affect the Company’s realization upon repossessed vehicles; and economic conditions in geographic areas in which the Company's business is concentrated. The accuracy of such estimates may also be affected by the effects of the COVID-19 pandemic and of governmental responses to said pandemic, which have included prohibitions on certain means of enforcement of receivables, and may include additional restrictions, as yet unknown, in the future. Any or all of such factors also may affect the Company’s future financial results, as to which there can be no assurance. Any implication that the results of the most recently completed quarter are indicative of future results is disclaimed, and the reader should draw no such inference. Factors such as those identified above in relation to losses to be incurred in the future may affect future performance.

Investor Relations Contact

Jeffrey P. Fritz, Chief Financial Officer

844 878-2777

2

Consumer Portfolio Services, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenues:
Interest income	$67,018	$72,582	$198,551	$227,271
Mark to finance receivables measured at fair value	–	(3,152)	(4,417)	(23,051)
Other income	1,547	1,239	4,312	4,508
	68,565	70,669	198,446	208,728
Expenses:
Employee costs	18,170	19,155	57,777	60,826
General and administrative	7,455	7,846	23,034	24,352
Interest	18,334	24,901	58,260	78,377
Provision for credit losses	(1,590)	7,400	(1,590)	14,113
Other expenses	6,649	5,478	19,599	17,416
	49,018	64,780	157,080	195,084
Income before income taxes	19,547	5,889	41,366	13,644
Income tax expense	5,864	2,121	12,807	(3,888)
Net income	$13,683	$3,768	$28,559	$17,532

Earnings per share:
Basic	$0.59	$0.17	$1.25	$0.77
Diluted	$0.52	$0.16	$1.12	$0.74

Number of shares used in computing earnings per share:
Basic	23,011	22,666	22,866	22,630
Diluted	26,218	23,908	25,439	23,825

3

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,	December 31,
	2021	2020
Assets:
Cash and cash equivalents	$28,799	$13,466
Restricted cash and equivalents	144,966	130,686
Finance receivables measured at fair value	1,667,193	1,523,726

Finance receivables	282,640	492,133
Allowance for finance credit losses	(68,724)	(80,790)
Finance receivables, net	213,916	411,343

Deferred tax assets, net	24,100	28,512
Other assets	27,625	38,162
	$2,106,599	$2,145,895

Liabilities and Shareholders' Equity:
Accounts payable and accrued expenses	$51,921	$43,112
Warehouse lines of credit	97,768	118,999
Residual interest financing	64,589	25,426
Securitization trust debt	1,703,465	1,803,673
Subordinated renewable notes	27,462	21,323
	1,945,205	2,012,533

Shareholders' equity	161,394	133,362
	$2,106,599	$2,145,895

4

Operating and Performance Data ($ in millions)

	At and for the		At and for the
	Three months ended		Nine months ended
	September 30,		September 30,
	2021	2020	2021	2020

Contracts purchased	$326.85	$174.02	$818.34	$575.88
Contracts securitized	300.00	260.00	785.00	741.87

Total portfolio balance	$2,161.50	$2,250.39	$2,161.50	$2,250.39
Average portfolio balance	2,142.96	2,270.55	2,133.43	2,353.59

Allowance for finance credit losses as % of fin. receivables	24.32%	16.32%

Aggregate allowance as % of fin. receivables (1)	24.76%	18.02%

Delinquencies
31+ Days	8.44%	8.85%
Repossession Inventory	1.00%	1.44%
Total Delinquencies and Repo. Inventory	9.44%	10.29%

Annualized Net Charge-offs as % of Average Portfolio
Legacy portfolio	3.75%	14.09%	7.06%	12.20%
Fair Value portfolio	2.67%	3.46%	3.16%	4.54%
Total portfolio	2.82%	6.39%	3.85%	6.93%

Recovery rates (2)	56.5%	45.1%	52.2%	37.8%

5

	For the				For the
	Three months ended				Nine months ended
	September 30,				September 30,
	2021		2020		2021		2020
	$(3)	%(4)	$(3)	%(4)	$(3)	%(4)	$(3)	%(4)
Interest income	$67.02	12.5%	$72.58	12.8%	$198.55	12.4%	$227.27	12.9%
Mark to finance receivables measured at fair value	–	0.0%	(3.15)	-0.6%	(4.42)	-0.3%	(23.05)	-1.3%
Other income	1.55	0.3%	1.24	0.2%	4.31	0.3%	4.51	0.3%
Interest expense	(18.33)	-3.4%	(24.90)	-4.4%	(58.26)	-3.6%	(78.38)	-4.4%
Net interest margin	50.23	9.4%	45.77	8.1%	140.19	8.8%	130.35	7.4%
Provision for credit losses	1.59	0.3%	(7.40)	-1.3%	1.59	0.1%	(14.11)	-0.8%
Risk adjusted margin	51.82	9.7%	38.37	6.8%	141.78	8.9%	116.24	6.6%
Core operating expenses	(32.27)	-6.0%	(32.48)	-5.7%	(100.41)	-6.3%	(102.59)	-5.8%
Pre-tax income	$19.55	3.6%	$5.89	1.0%	$41.37	2.6%	$13.64	0.8%

(1) Includes allowance for finance credit losses and allowance for repossession inventory.
(2) Wholesale auction liquidation amounts (net of expenses) as a percentage of the account balance at the time of sale.
(3) Numbers may not add due to rounding.
(4) Annualized percentage of the average portfolio balance. Percentages may not add due to rounding.

6